UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
May 26, 2006

Date of Report (Date of earliest event reported)
CONNETICS CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	0-27406	94-3173928

(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)
3160 Porter Drive, Palo Alto, California 94304

(Address of principal executive offices, including zip code)
(650) 843-2800

(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01      Other Events.
On May 26, 2006 and May 30, 2006, Connetics Corporation, or the Company, received from persons claiming to hold more than 25% of the aggregate outstanding principal amount of the Company’s 2.00% Convertible Senior Notes due 2015 with an outstanding principal amount of $200 million and its 2.25% Convertible Senior Notes due 2008 with an outstanding principal amount of $90 million, respectively, (together, the “Notes”) notices of default under the indentures governing the Notes. The notices of default state that the Company has violated certain indenture provisions as a result of its failure to timely file with the Securities and Exchange Commission its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 (the “Form 10-Q”) and to furnish such information in a timely manner to the trustees of the Notes.
Under the indentures, the Company has 60 days from the date of the notices of default to cure this breach by filing its Form 10-Q with the Securities and Exchange Commission and providing a copy to the trustee of the Notes. If the Company does not cure this breach within this period, an “Event of Default” will occur under the indenture, and the trustee or the holders of at least 25% in aggregate outstanding principal amount of the Notes may accelerate the maturity of the Notes, causing the outstanding principal amount to be due and payable at that time.
A copy of the press release disclosing receipt of the notices of default is attached hereto as Exhibit 99.1 and is incorporated in this Item 8.01 by reference.
Item 9.01      Financial Statements and Exhibits.
(d)           Exhibits

Exhibit No.	Description

99.1	Press Release, dated May 30, 2006

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONNETICS CORPORATION
By:	/s/ Katrina J. Church
Katrina J. Church
Executive Vice President, Legal Affairs General Counsel and Secretary

Date: May 30, 2006

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Press Release, dated May 30, 2006